Exhibit 99.1

WATSCO REPORTS RECORD 2003 FOURTH QUARTER

AND FULL-YEAR RESULTS

Record Fourth Quarter Diluted EPS of 17 Cents vs.

5 Cents Last Year on a 7% Sales Increase

MIAMI, FLORIDA, February 19, 2004 – Watsco, Inc. (NYSE:WSO) announced today record performance for the fourth quarter and for the year ended December 31, 2003.

Fourth Quarter Results

Diluted earnings per share more than tripled to a record 17 cents in 2003 on record net income of $4.4 million as compared to 5 cents in 2002 on net income of $1.2 million. Operating profit increased by 230% to $8.5 million compared to $2.6 million a year ago and operating margins improved 200 basis-points to 3.0% from 1.0%. Interest expense declined 32% or $539,000 from a 25% reduction in average daily borrowings.

Sales increased 7% to $286.4 million from $266.9 million in 2002, including a 5% same-store sales increase in residential and light-commercial products and a contribution of $13 million from locations acquired and opened earlier in 2003. Gross profit increased 13% to $71.1 million from $62.9 million a year ago with gross profit margins increasing 120 basis-points to 24.8% from 23.6%. Selling, general and administrative expenses increased $2.3 million or 4%, and on a same-store basis declined 1% on increased revenues as compared to 2002.

2003 Full-Year Results

Diluted earnings per share increased 25% to $1.34 in 2003 from $1.07 in 2002, on record net income of $34.9 million as compared to $28.5 million in 2002. Operating profit increased 20% to a record $61.2 million in 2003 as compared to $50.9 million in 2002, and operating margins increased 70 basis-points to 5.0% from 4.3%. Interest expense declined 23% or $1.7 million from a 20% reduction in average daily borrowings.

Sales increased 4% to $1.23 billion in 2003 from $1.18 billion in 2002, including a 4% same-store sales increase in residential and light-commercial products and a contribution of $41 million from locations acquired and opened during 2003. Gross profit increased 6% to $305.1 million in 2003 compared with $287.3 million in 2002 with gross selling margins increasing 40 basis-points to 24.7% from 24.3% in 2002. Selling, general and administrative expenses increased $7.5 million or 3%, and on a same store-sales basis, remained flat with increased revenues as compared to 2002.

Cash Flow

Cash flow from operations was $20.9 million for the quarter and $60.3 million during 2003 as compared to $24.5 million for the quarter and $66.9 million during 2002. Long-term debt at December 31, 2003 declined 25% to $60.0 million compared to $80.0 million a year ago. The Company’s debt-to-total capitalization ratio improved to 14% at December

31, 2003 versus 20% a year ago. Common stock dividends paid during 2003 increased 71%, or $2.1 million, on 2% fewer outstanding shares, the third consecutive year of increases. During 2003, the Company also repurchased 442,900 shares for $6.7 million. Since beginning its share repurchase program in 1999, the Company has repurchased 5.4 million shares for $66.3 million.

Mr. Albert Nahmad, Watsco’s President & Chief Executive Officer stated, “2003’s record results reflect several consistent themes that were achieved throughout the year – sales growth, higher selling margins, containment of operating costs from a variety of efficiency and productivity initiatives and lower borrowing costs. As a result, operating margins advanced at the highest rate in our history. We are also pleased with the consistency of cash flow as 2003 marks the fifth consecutive year of surpassing our stated goal of cash flow from operations exceeding net income.”

Watsco will be holding its investor conference call today, February 19, 2004 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 318 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products and insurance coverage risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue	$286,397	$266,865	$1,232,908	$1,181,136
Cost of sales	215,276	203,919	927,825	893,860

Gross profit	71,121	62,946	305,083	287,276
SG&A expenses	62,644	60,376	243,894	236,352

Operating income	8,477	2,570	61,189	50,924
Interest expense, net	1,131	1,670	5,509	7,190

Income before income taxes	7,346	900	55,680	43,734
Income taxes (expense) benefit	(2,901)	286	(20,785)	(15,198)

Net income	$4,445	$1,186	$34,895	$28,536

Basic earnings per share	$0.18	$0.05	$1.39	$1.12
Diluted earnings per share	$0.17	$0.05	$1.34	$1.07

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	25,149	25,018	25,086	25,558
Diluted earnings per share	26,387	25,926	26,037	26,674

Segment Information:

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
Revenue:	2003	2002	2003	2002
Distribution	$279,925	$258,595	$1,206,526	$1,147,561
Staffing	6,472	8,270	26,382	33,575

Total	$286,397	$266,865	$1,232,908	$1,181,136

Operating income (loss):
Distribution	$12,231	$7,569	$75,856	$64,562
Staffing	(69)	(1,038)	(1,268)	(1,739)
Corporate	(3,685)	(3,961)	(13,399)	(11,899)

Total	$8,477	$2,570	$61,189	$50,924

WATSCO, INC.

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$36,339	$25,880
Accounts receivable, net	137,678	129,396
Inventories	194,267	176,407
Other current assets	9,244	13,878

Total current assets	377,528	345,561
Property and equipment, net	22,066	25,850
Other non-current assets	135,501	132,308

Total assets	$535,095	$503,719

Accounts payable and accrued liabilities	$108,667	$86,180
Current portion of long-term obligations	172	272

	108,839	86,452
Borrowings under revolving credit agreement	30,000	50,000
Long-term notes	30,000	30,000
Other long-term obligations	6,223	8,066

Total liabilities	175,062	174,518

Shareholders’ equity	360,033	329,201

Total liabilities and shareholders’ equity	$535,095	$503,719

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